Exhibit 99

Gorman-Rupp Reports First Quarter Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--April 25, 2019--The Gorman-Rupp Company (NYSE:GRC) reports financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

  First quarter earnings per share were $0.28 compared to $0.37 per share for the first quarter of 2018
  Net sales increased 0.3% or $0.3 million compared to the first quarter of 2018
  Incoming orders increased 9.8% compared to the fourth quarter of 2018

Net sales for the first quarter of 2019 were $96.9 million compared to $96.6 million for the first quarter of 2018, an increase of 0.3% or $0.3 million. Domestic sales increased 5.1% or $3.3 million while international sales decreased 9.4% or $3.0 million compared to the same period in 2018.

Sales in our water markets increased 4.7% or $3.1 million in the first quarter of 2019 compared to the first quarter of 2018. Sales in the municipal market increased $4.7 million driven primarily by infrastructure needs domestically and sales in the construction market increased $2.4 million due primarily to sales to rental market customers. These increases were partially offset by decreased sales in the fire protection market of $2.4 million driven primarily by softness in international markets and adverse weather domestically. In addition, sales in the agriculture market decreased $1.3 million and sales of repair parts decreased $0.3 million.

Sales decreased 8.8% or $2.8 million in our non-water markets during the first quarter of 2019 compared to the first quarter of 2018. Sales in the petroleum and industrial markets decreased a combined $1.5 million and sales in the OEM market decreased $1.3 million.

International sales were $29.2 million in the first quarter of 2019 compared to $32.2 million in the same period last year and represented 30% and 33% of total sales for the Company, respectively. International sales decreased most notably in the fire protection market driven primarily by softness in the oil and gas industry and in the petroleum market.

Gross profit was $23.3 million for the first quarter of 2019, resulting in gross margin of 24.1%, compared to gross profit of $26.2 million and gross margin of 27.1% for the same period in 2018. Gross margin decreased 300 basis points as a result of material cost increases due to inflation, tariffs and higher freight costs, which began to occur in the second half of 2018. Although material costs have not increased significantly from the fourth quarter of 2018, we did not leverage labor and overhead costs as we were able to do during 2018 on higher sales due to only a modest sales increase in the first quarter of 2019. Selling price increases implemented at the beginning of this year were not fully realized during the first quarter of 2019 due to shipping of 2018 backlog.

Selling, general and administrative expenses were $14.4 million and 14.8% of net sales for the first quarter of 2019 as compared to $14.4 million and 14.9% of net sales for the same period in 2018.

Operating income was $9.0 million, resulting in operating margin of 9.2% for the first quarter of 2019, compared to operating income of $11.9 million and operating margin of 12.3% for the same period in 2018. Operating margin decreased 310 basis points due principally to material cost increases resulting from inflation, tariffs, and higher freight costs.

Net income was $7.2 million for the first quarter of 2019 compared to $9.6 million in the first quarter of 2018, and earnings per share were $0.28 and $0.37 for the respective periods.

The Company’s backlog of orders was $120.8 million at March 31, 2019 compared to $127.3 million at March 31, 2018 and $113.7 million at December 31, 2018. Incoming orders decreased 5.2% compared to the same period in 2018 while increasing 9.8% compared to the fourth quarter of 2018. The increase in orders in the first quarter of 2019 compared to the fourth quarter of 2018 included increases in most of the markets the Company serves, most notably in the municipal market.

Capital expenditures for the quarter ended March 31, 2019 were $2.1 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2019 are presently planned to be in the range of $15-$20 million and are expected to be financed through internally generated funds.

Jeffrey S. Gorman, President and CEO commented, “Material cost inflation negatively affected our results as shipments during the first quarter of 2019 largely included backlog from 2018 prior to our price increases taking effect.  We do expect improvement in our margins going forward as our recent price increases are realized, and we will continue to closely monitor material costs and pricing.  Overall business conditions remain solid.  We are encouraged by the 10% increase in incoming orders during the first quarter of 2019, as well as the increase in backlog.”

About The Gorman-Rupp Company
Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements
In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2019	2018

Net sales	$96,859	$96,604
Cost of products sold	73,546	70,398

Gross profit	23,313	26,206

Selling, general and administrative expenses	14,363	14,356

Operating income	8,950	11,850

Other income (expense), net	292	806

Income before income taxes	9,242	12,656
Income taxes	2,020	3,039

Net income	$7,222	$9,617

Earnings per share	$0.28	$0.37

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$50,177	$46,458
Accounts receivable, net	65,617	67,714
Inventories, net	85,359	87,387
Prepaid and other	6,838	7,127

Total current assets	207,991	208,686

Property, plant and equipment, net	112,228	113,493

Other assets	8,741	5,101

Prepaid pension benefits	4,549	4,817

Goodwill and other intangible assets, net	35,835	36,185

Total assets	$369,344	$368,282

Liabilities and shareholders' equity
Accounts payable	$16,259	$16,678
Accrued liabilities and expenses	29,262	31,787

Total current liabilities	45,521	48,465

Postretirement benefits	21,689	21,853

Other long-term liabilities	5,187	4,832

Total liabilities	72,397	75,150

Shareholders' equity	296,947	293,132

Total liabilities and shareholders' equity	$369,344	$368,282

Shares outstanding	26,123,692	26,117,045

CONTACT:
Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC